Exhibit 5.1

Nicole C. Brookshire +1 617 937 2357 nbrookshire@cooley.com

September 14, 2021

CS Disco, Inc.

3700 N. Capitol of Texas Hwy.

Suite 150

Austin, Texas 78746

Ladies and Gentlemen:

We have acted as counsel to CS Disco, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended covering an underwritten public offering of up to 550,000 shares (the “Shares”) of the Company’s common stock, par value $0.005 per share, to be sold by certain selling stockholders. The Registration Statement incorporates by reference the registration statement on Form S-1 (File No. 333-259479), which was declared effective on September 14, 2021 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement (the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement, the Prior Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (c) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of the certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable, except with respect to certain Shares that are to be sold by certain selling stockholders upon the exercise of vested options, which will be validly issued, fully-paid and nonassessable upon exercise and payment in accordance with the terms of the options pursuant to which such shares are to be issued.

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Cooley LLP 500 Boylston Street Boston, MA 02116-3736

t: (617) 937-2300 f: (617) 937-2400 cooley.com

CS Disco, Inc.

September 14, 2021

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Prior Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Nicole C. Brookshire
Nicole C. Brookshire

Cooley LLP 500 Boylston Street Boston, MA 02116-3736

t: (617) 937-2300 f: (617) 937-2400 cooley.com